Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is hereby made this 20th day of March, 2022 (the “Effective Date”), between UroGen Pharma, Inc., a wholly owned subsidiary (the “Subsidiary”) of UroGen Pharma, Ltd. (the “Parent”, and the Subsidiary and the Parent together, the “Company”), and Dong Kim (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Company desires for Executive to provide services to the Company, and wishes to provide Executive with certain compensation and benefits in return for such employment services; and

WHEREAS, Executive wishes to be employed by the Company and to provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.	Employment by the Company.

1.1 Position. Executive shall serve as the Company’s Chief Financial Officer. Executive’s appointment to this role with the Company shall commence on March 25, 2022. During Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for (i) approved outside activities (e.g., existing board positions, charitable activities, conferences, events, etc.), and (ii) approved vacation periods, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, and as otherwise permitted by this Agreement.

1.2 Duties and Location. Executive shall perform such duties as are typically required by a Chief Financial Officer, including, in coordination with department heads, alignment and execution oversight of the Company’s key efforts in order to help meet its short and long-term business goals and objectives and measuring and reporting on the Company’s operational performance. Executive will report to the Company’s Chief Executive Officer. Executive’s primary work location will be the Company’s Princeton, NJ office (or company’s corporate headquarters location) and the Executive’s home office, as mutually agreed.

1.3 Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies and practices of the Company, except that when the terms of this Agreement differ from, or are in conflict with, the Company’s general employment policies or practices, this Agreement shall control.

2.	Compensation.

2.1 Salary. For services to be rendered hereunder, Executive shall receive a base salary at the rate of $370,000.00 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.

2.2 Annual Bonus. Executive will be eligible for an annual discretionary bonus, with an annual target of 50% of Executive’s Base Salary (the “Annual Bonus”), pro-rated in the case of a partial calendar year. Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Company, with input from the Company’s Board of Directors, in its sole discretion based upon the Company’s and Executive’s achievement of goals and objectives to be determined on an annual basis by the Company in a manner consistent with other senior management. Except as outlined in Section 5.2, Executive must remain an active employee through the end of any given calendar year in order to earn an Annual Bonus for that year and any such bonus will be paid no later than March 15 of the following year.

3. Standard Company Benefits. Executive shall be eligible to participate in all employee benefit programs which are made available generally to the Company’s U.S.-based senior executive group, on a basis comparable to such group. Employee shall be eligible to receive two hundred hours (200) paid time off (PTO) hours annually, in accordance with the Company’s paid time off policy. The Company reserves the right to cancel or change the benefit plans or programs it offers to its employees at any time, provided that such cancellation or change is generally applicable to the Company’s U.S.-based senior executive group participating in such plan or program.

4.	Equity.

4.1 Subject to approval by the Board of Directors of the Parent, Executive shall be granted an option to purchase 20,000 of the Company’s ordinary shares, par value NIS 0.01 (the “Ordinary Shares”) in the Parent at the fair market value on the date of grant (the “Option”). The Options shall be governed in all respects by the terms of the governing plan documents and option agreement between Executive and the Parent. Employee equity grants are made periodically at the discretion of the board of directors, typically on a quarterly basis. These equity grants are intended to be a material inducement to your acceptance of the role with the company. The Option will vest over 3 years - 1/3 will vest on the first anniversary of the Vesting Commencement Date, and 1/3 of the Option will vest annually thereafter for the remaining two (2) years. Executive will be eligible for consideration for annual grants of additional equity awards pursuant to the process applicable to other members of the executive leadership team, with the terms of any such grants to be determined in the sole discretion of the Board. Target value of annual awards are at the discretion of the board but will target range equal to target bonus value. i.e. 50% of annual salary.

5.	Termination of Employment; Severance.

5.1 At-Will Employment. Executive’s employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

5.2 Termination By Company Without Cause; Termination by Executive With Good Reason; Death or Disability

(i) The Company may terminate Executive’s employment with the Company at any time without Cause (as defined below). Executive may terminate his/her employment at any time for Good Reason, as defined below. Executive’s employment with the Company may also be terminated due to Executive’s death or Disability. For this purpose, “Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, and shall be determined in the good faith and reasonable discretion of the Board.

(ii) In the event Executive’s employment with the Company is terminated by the Company without Cause, by the Executive for Good Reason, or by reason of Executive’s death or Disability, then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive remains in compliance with the terms of this Agreement, the Company shall provide Executive with the following Severance Benefits:

(a) The Company shall pay Executive, as severance, the equivalent of six (6) months of Executive’s base salary in effect as of the date of Executive’s employment termination (without taking into account any reduction in salary constituting Good Reason), subject to standard payroll deductions and withholdings (the “Severance”). The Severance will be paid as a continuation on the Company’s regular payroll, beginning on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed in Paragraph 6) has become effective.

(b) The Company shall pay Executive a pro-rata bonus through the date of termination, which bonus shall be paid only to the extent earned based on actual Company performance, not to exceed 100% of the target (with any individual performance component deemed achieved), on the date in the year following termination on which bonuses are paid to other senior executives of the Company (but in any event no later than March 15 of such year), provided the Separation Agreement (as discussed in Paragraph 6) has become effective (the “Pro-Rata Bonus Payment”).

(c) The Company shall pay Executive any annual bonus earned with respect to the year preceding the year of termination, if not already paid by the date of termination, which amount shall be paid on the sixtieth (60th) day following Executive’s Separation from Service, provided the Separation Agreement (as discussed in Paragraph 6) has become effective (the “Prior Year Bonus Payment”).

(d) The vesting of any of the Executive’s unvested restricted shares and options, including the Option, shall be accelerated by one (1) quarter, such that 8.33% of the then-unvested restricted shares and options shall be deemed immediately vested and exercisable as of Executive’s last day of employment (the “Accelerated Vesting”).

(e) The Company shall reimburse Executive the amount of any COBRA continuation premium payments made by Executive (the “COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on Executive’s Separation from Service and ending on the earliest to occur of: (i) six (6) months following Executive’s Separation from Service; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Executive, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

5.3 Resignation by the Executive Without Good Reason; Termination by the Company for Cause

(i) The Company may terminate Executive’s employment with the Company at any time for Cause and Executive may resign at any time.

(ii) If Executive resigns or the Company terminates Executive’s employment for Cause, then (i) Executive will no longer vest in additional unvested portions in the Option, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (c) Executive will not be entitled to Severance, the Pro-Rata Bonus Payment, the Prior Year Bonus Payment, COBRA Premiums, Special Cash Payments, or Accelerated Vesting. In addition, Executive shall resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

6. Conditions to Receipt of Severance, Pro-Rata Bonus Payment, Prior Year Bonus Payment, COBRA Premiums, Special Cash Payments and Accelerated Vesting . The receipt of Severance, the Pro-Rata Bonus Payment, the Prior Year Bonus Payment, COBRA Premiums, Special Cash Payments, and Accelerated Vesting will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”). No Severance, the Pro-Rata Bonus Payment, the Prior Year Bonus Payment, COBRA Premiums, Special Cash Payments, or Accelerated Vesting will be paid or provided until the Separation Agreement becomes effective. Executive shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

7.	Benefits in Connection with a Change of Control.

7.1 Termination of Employment in Connection with a Change of Control. If there is a Change of Control (as defined below) and (i) Executive’s employment is terminated Without Cause (as defined below), or (ii) Executive terminates his/her employment with Good Reason (as defined below), in either case within three months prior to, or 24 months following the effective date of the Change of Control, and provided a Separation Agreement (as discussed in Section 6) has become effective, then, in substitution for any benefits provided in Section 5.2, Executive shall be entitled to the following benefits: (A) a lump sum payment equal to the sum of (y) 12 months of Executive’s then-current annual Base Salary and (z) 100% of the current target bonus percentage of Executive’s current annual Base Salary, to be made not later than 60 days following Executive’s date of termination; and (B) the amount of any COBRA continuation premium payments made by Executive during the twelve (12) month period following the date of termination, or the period ending when Executive becomes eligible for comparable group medical benefits from another source (whichever comes first). For avoidance of doubt, under no circumstances shall Executive receive benefits under both this Section 7.1 and Section 5.2.

7.2 Acceleration of Options; Change of Control. If the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason, in either case within three (3) months prior to, or twenty-four (24) months following the closing of a Change of Control (as defined below), then in addition to the benefits set forth in Section 7.1 and pursuant to the terms of Section 6, the Company will fully accelerate the vesting of the Options and the RSU, as well as any other equity interests granted to Executive, such that 100% of the then-unvested shares subject to the Options and the RSU (or other equity interests) will be deemed vested and exercisable as of Executive’s last day of employment.

8. Section 409A. It is intended that all of the Severance Benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to Executive, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9.	Definitions.

9.1 Change of Control. For purposes of this Agreement, “Change of Control” shall mean: the acquisition of the Company or the Parent by another entity by means of any transaction or series of related transactions approved by the Board of Directors of the Parent to which the Parent is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Parent outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of Ordinary Shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions.

9.2 Cause. For purposes of this Agreement, “Cause” for termination will mean: (a) commission of any felony, or other crime involving dishonesty; (b) participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company; (d) intentional and material damage to any property of the Company; (e) misconduct or other violation of Company policy that causes material harm to the Company; (f) material breach of any material written agreement with the Company or any material written Company policy; and (g) conduct by Executive which in the good faith and reasonable determination by the Board of Directors demonstrates gross unfitness to serve. An event described in (c), (d), (f) and (g) shall not be treated as “Cause” until after Executive has been given written notice of such event, failure, conduct or breach and Executive fails to cure such event, failure, conduct or breach within 30 days from such written notice; provided, however, that such 30-day cure period shall not be required if the event, failure, conduct or breach is incapable of being cured.

9.3 Good Reason. For purposes of this Agreement, “Good Reason” for resignation will mean: (a) a material reduction in Executive’s responsibilities, authorities, title or reporting relationship; (b) the requirement that Executive routinely report to work at a location that is greater than 50 miles from her current residence; or (c) material breach by the Company of any material agreement between Executive and the Company, including this Agreement. In order for Executive to resign for Good Reason, Executive must provide written notice to the Company’s Board or Chief Executive Officer within 90 days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation. Executive must then allow the Company at least 45 days from receipt of such written notice to cure such event, and if such event is not reasonably cured by the Company within such 45-day period (the “Cure Period”), the Executive must then resign from all positions Executive then holds with the Company not later than 90 days after the expiration of the Cure Period.

10. Proprietary Information Obligations. As a condition of employment, Executive shall execute and abide by the Company’s standard form of Employee Proprietary Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidentiality Agreement”) which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Executive agrees to review the Confidentiality Agreement and only sign it after careful consideration.

11.	Outside Activities During Employment

11.1 Non-Company Business. Except with the prior written consent of the Company, which will not unreasonably be withheld, Executive will not during the term of Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor or received written clearance from the Company. Executive may engage in civic and not-for-profit activities, so long as such activities do not materially interfere with the performance of Executive’s duties hereunder.

12. Dispute Resolution. To ensure the timely and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Confidentiality Agreement, or Executive’s employment, or the termination of Executive’s employment, including but not limited to all statutory claims, with the exception of discrimination and harassment claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16 (the “FAA”), and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment and discrimination claims to the extent prohibited by applicable law that is not preempted by the FAA (collectively, “Excluded Claims”). A hard copy of the rules will be provided to Executive upon request. By agreeing to this arbitration procedure, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Executive or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that Executive will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by a federal court in the State of New Jersey. However, procedural questions which grow out of the dispute and bear on the final disposition are matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. Executive and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or Executive otherwise does not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS Executive’s share, Executive acknowledges and agrees that the Company shall be entitled to recover from Executive half of the JAMS arbitration fees invoiced to the parties (less any amounts Executive paid to JAMS) in a federal or state court of competent jurisdiction. Except as modified in the Confidentiality Agreement, each party is responsible for its own attorneys’ fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of Excluded Claims and is not preempted by the FAA, in the event Executive intends to bring multiple claims, including one or more Excluded Claims, the Excluded Claim(s) may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

13.	General Provisions.

13.1 Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

13.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

13.3 Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.4 Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties’ agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company.

13.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

13.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

13.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his/her duties hereunder and he/she may not assign any of his/her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

13.8 Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement. Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to the Agreement.

13.9 Insurance and Indemnification. The Company agrees to indemnify Executive in accordance with Company policy and applicable laws with respect to any acts or omissions Executive may have committed in his/her capacity as an office holder of the Company, and to include his/her in the Company’s existing D&O insurance policy in accordance with Company policy and applicable laws.

13.10 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New Jersey.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the Effective Date.

UROGEN PHARMA, INC.

By:	/s/ Liz Barrett
Liz Barrett
Chief Executive Officer

EXECUTIVE

/s/ Dong Kim
Dong Kim

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